FOR IMMEDIATE RELEASE

May 5, 2006

ILX RESORTS REPORTS INCREASE IN FIRST QUARTER NET INCOME

PHOENIX, ARIZONA – May 5, 2006 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the first quarter ended March 31, 2006.

Net income from continuing operations for the first quarter of 2006 increased 36.5% to $314,000 as compared to $230,000 in the same quarter of 2005.  Net income, including discontinued operations, for the first quarter of 2006 was also $314,000 as compared to $213,000 for the comparable period in 2005.  Basic and fully diluted earnings per share from continuing operations and including discontinued operations were all $0.09, as compared to $0.06 all for the same quarter of 2005.

As required, the Company adopted SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” in January 2006.  SFAS No. 152 prospectively revises the classification of certain revenue and expense activity.

Revenue for the three months ended March 31, 2006 was $12.1 million as compared to $13.1 million for the comparable period in 2005.  Revenue in the first quarter 2006 is decreased by estimated and actual uncollectible revenue of $0.3 million in accordance with SFAS No. 152.  Had the Company not been required to implement the new accounting standard, revenue for the first quarter 2006 would have been $12.4 million.  Increases in revenue from the San Carlos and Rancho Mañana Sales offices were offset by the decrease from the closure of the Las Vegas sales office in June 2005.

“First quarter results reflect a one time gain on the sale of Greens Worldwide Incorporated stock and improved profit margins on our core business.  These were offset by reduced interest spreads due to the impact of higher interest rates, as well as increased resort operating costs as a percentage of resort operating revenue due in part to start-up costs of our new resort in Pinetop which opened in December 2005,” said Joe Martori, Chairman and CEO.  “We are happy that the resort in Pinetop is complete and look forward to it providing a new source of tour generation to our Kohl’s Ranch Sales office.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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